CORPORATE DEVELOPMENT SERVICES AGREEMENT

CORPORATE DEVELOPMENT SERVICES AGREEMENT, made effective this 13th day of January 2014 between:

Don Shaxon
3129 Centennial Drive
Burlington ON Canada L7M 1B8
(Hereinafter referred to as “Provider”)

AND:

Enertopia Corp.
950 - 1130 Pender St W
Vancouver BC Canada V6E 4A4
Kelowna BC V1X 7W2

(Hereinafter referred to as “Company”)

WITNESS THAT:

WHEREAS:

A. Company requires Corporate Development Services in the legal marijuana business and desires to contract the Provider to provide such services;

B. Provider is engaged in the business of providing corporate development services to listed companies and has agreed to provide such services to the Company as its “Corporate Development Consultant”.

NOW THEREFORE, the parties agree as follows:

I. APPOINTMENT

Company hereby engages Provider to provide corporate development services and hereby retains and engages Provider on the terms and conditions of this Agreement. Provider accepts such appointment and agrees to use its best efforts to perform such services, upon the terms and conditions of this Agreement.

II. TERM

The initial term of this agreement shall begin on the date of execution of this Agreement and continue for twelve months. Thereafter the agreement will continue on a month-by-month basis pending agreement by both parties.

III. SERVICES OF PROVIDER

Provider shall act generally as the Corporate Development Consultant for Company and as such shall perform services as follows:

A. Provider will introduce the Company to industry professionals and organize meetings for possible corporate development in the legal marijuana business sector.

B. Provider will consult with and advise Company and assist in developing appropriate due diligence material (to satisfy the in-house and regulatory requirements for corporate development).

Corporate Development Services Agreement	page 2

C. Will assist the Company in Industry Trade shows including but not limited to the Cannabis Cups at Company expense as approved by the Company.

D. Provider will telephone new contacts and update contacts on corporate developments in an ongoing, timely and professional manner.

IV. LIMITATIONS ON SERVICES

The parties recognize that certain responsibilities and obligations are imposed by federal, provincial and state securities laws and by the applicable rules and regulations of the Securities Commissions. Accordingly, Provider agrees that:

A. Provider shall not release any financial or other material information or data about Company and its business without the consent of approval of Company;

B. Provider shall not conduct any meetings regarding Company without informing Company of the proposed meeting and its general format or agenda;

C. Provider shall not release any information or data about Company’s affairs to selected limited person(s), entity or group if Provider is aware that such information or data has not been generally released or promulgated.

V. REPRESENTATIONS AND INDEMNIFICATION

A. Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material information and data that it supplies to Provider and the general availability of such information. Company is aware that Provider will rely on such continuing representation in disseminating such information and otherwise performing its public relations functions under this Agreement.

B. Provider in the absence of notice in writing from Company will rely on the continuing accuracy of material; information and data supplied by Company and its general availability.

C. Company hereby agrees to indemnify Provider against and to hold Provider harmless from any claims, suits, loss damages, etc. arising out of Provider reliance on the general availability of information supplied to Provider and Provider ability to promulgate such information.

D. Conversely, Company may rely on Provider to disseminate and promulgate only such material, information and data as supplied by Company for such purposes. Provider hereby agrees to indemnify Company against and to hold Company harmless from any claims, damages, suits, loss damages, etc. arising out of Company’s reliance upon Provider to disseminate and promulgate only such facts, material information and data.

VI. COMPENSATION

A. In consideration for the services the Company will issue 250,000 shares of restricted common stock in the Company at $0.16 per share as a signing bonus and grant two hundred and fifty thousand (250,000) stock options in Enertopia Corporation. The shares and common stock options will be issued in the name of Don Shaxon in consideration of Provider rendering to the Company the services referred to in section III, Company shall pay Provider, a monthly fee of $3,500 payable at the end of each monthly period starting 30 days from the signing of this agreement. The Company further agrees to pay Provider $500 per month to cover expenses incurred on its behalf.

B. After 90 days the monthly compensation will be adjusted and the payment of a onetime cash bonus in the amount of $40,000 in USD will be paid to the Provider.

Corporate Development Services Agreement	page 3

VII. RELATIONSHIP OF PARTIES

Provider is a contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment insurance) and all workers compensation insurance. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties and neither party is intended to have any interest in the business or property of the other.

VIII. GENERAL

A. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, which shall be deemed to be the proper law of this contract.

B. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto or by their successors or assigns.

C. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document, and any facsimile signature shall be taken as an original.

D. The provisions herein contained constitute the entire agreement between the parties and supersedes all previous communications, representations and agreements whether oral or written between the parties with respect to the subject matter hereof.

E. Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

F. No condoning, excusing or waiver by any party hereto of any default, breach of non-observance by any other party hereto at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of that party’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defer or affect in any way the rights of the party in respect of any such continuing or subsequent default breach of non-observance, and no waiver shall be inferred from or implied by anything done or omitted to be done by the party having those rights.

G. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, successors and their respective permitted assigns.

H. Time is of the essence of this agreement.

I. This Agreement is subject to the acceptance of the applicable stock exchanges and regulatory bodies.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their respective hands as of the day and year first written above.

Don Shaxon	Enertopia Corporation.
PROVIDER	COMPANY
Per: Authorized Signatory	Per: Authorized Signatory